Exhibit 16

[Letterhead]

Hall & Company CPAs & Consultants, Inc.

111 Pacifica, Suite 300 Irvine, CA 92618

April 2 , 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   SoOum Corp.

We have read the statements made by SoOum Corp. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Hall & Company CPAs & Consultants, Inc.